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                                                                    EXHIBIT 99.1
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                    ABC RAIL PRODUCTS CORPORATION ANNOUNCES
              RETIREMENT OF PRESIDENT AND CHIEF OPERATING OFFICER


CHICAGO, OCTOBER 8, 1996--ABC RAIL PRODUCTS CORPORATION (NASDAQ: ABCR) announced today that Ben R. Yorks, president and chief operation officer of Chicago-based ABC Rail, has elected to take early retirement from the company, for reasons of health. The company has accepted his retirement with regret and has entered into a consulting arrangement with Yorks.

          Donald W. Grinter, chairman and chief executive officer, said, "I deeply regret that Ben will no longer serve with us as an officer. I am happy to know, however, that he will continue to be available to us as a consultant."

          There are no immediate plans to replace Yorks as president and chief operating officer. Grinter said, "The board of directors is reviewing the question of replacing Yorks."

          Yorks also submitted his resignation as a director of the company, effective immediately. The board of directors is reducing the size of the board from eight to seven members.

          ABC Rail Products is a leader in the engineering, manufacturing, and marketing of replacement products and original equipment for the freight railroad and rail transit industries. The company's products include specialty trackwork, such as rail crossings and switches; mechanical products, such as rail car, locomotive and idler wheels, mounted wheel sets and metal brake shoes; and classification yard products and automation systems. The company's plants are located at Chicago Heights, Ill.; Crown Point and Anderson, Ind.; Baltimore; Calera, Ala.; Milwaukee and Superior, Wis.; Duluth, Minn.; Pueblo, Colo.; Cincinnati; Newton and Kansas City, Kan.; Corsicana, Texas; Lewistown and Norristown, Pa.; Riverside, Calif.; and Tacoma, Wash.

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